                     AMORTIZING RESIDENTIAL COLLATERAL TRUST
               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2001-BC6



                                 TERMS AGREEMENT
                                 ---------------


                             Dated: October 30, 2001



To: Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of October 1, 2001 (the "Trust Agreement").

Re: Underwriting Agreement Standard Terms dated as of April 16, 1996 (the "Standard Terms," and together with this Terms Agreement, the "Agreement").

Series Designation:  Series 2001-BC6.

Terms of the Series 2001-BC6 Certificates: Amortizing Residential Collateral Trust Mortgage Pass-Through Certificates, Series 2001-BC6, Class A, Class A-IO, Class M1, Class M2, Class B, Class P, Class X and Class R (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund consist of conventional, first and junior lien, fixed and adjustable rate, fully amortizing and balloon, residential mortgage loans (the "Mortgage Loans") having a Scheduled Principal Balance as of the Cut-off Date of $730,865,712. Only the Class A, Class A-IO, Class M1, Class M2 and Class B (the "Offered Certificates") are being sold pursuant to the terms hereof.

Registration Statement:  File Number 333-63602.

Certificate Ratings: It is a condition to the issuance of the Class A and Class A-IO Certificates that they be rated "Aaa" by Moody's Investors Service, Inc. ("Moody's") and "AAA" by Fitch, Inc. ("Fitch") and Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. ("S&P," and together with Moody's and Fitch, the "Rating Agencies"). It is a condition to the issuance of the Class M1 Certificates that they be rated "Aa" by Moody's and "AA" by Fitch and S&P. It is a condition to the issuance of the Class M2 Certificates that they be rated "A" by Moody's, Fitch and S&P. It is a condition to the issuance of the Class B Certificates that they be rated "Baa2" by Moody's and "BBB" by Fitch and S&P.

Terms of Sale of Offered Certificates: The Depositor agrees to sell to Lehman Brothers Inc. (the "Underwriter") and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth beneath their respective names on Schedule 1 annexed hereto. The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, the Closing Date.

The Underwriters will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date:  October 1, 2001.

Closing Date: 10:00 A.M., New York time, on or about October 31, 2001. On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.

Counsel:  McKee Nelson LLP will act as counsel for the Underwriter.

Closing; Notice Address: Notwithstanding anything to the contrary in the Standard Terms, the Closing shall take place at the offices of the Representative, located at 101 Hudson Street, 33rd Floor, Jersey City, New Jersey 07302, and any notices delivered to each of the Underwriter, the Representative and the Depositor shall be delivered to it at 101 Hudson Street, 33rd Floor, Jersey City, New Jersey 07302.

         If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriters in accordance with its terms.




                                           LEHMAN BROTHERS INC.,



                                           By: /s/ Stanley Labanowski
                                              ----------------------------------
                                                Name: Stanley Labanowski
                                                Title:   Senior Vice President


Accepted:

STRUCTURED ASSET SECURITIES
     CORPORATION


By:  /s/ Ellen V. Kiernan
   ----------------------------
     Name: Ellen V. Kiernan
     Title:   Vice President

                                 Schedule 1
                                -----------

                              Lehman Brothers Inc.

                              Initial Certificate                                      Purchase
                            Principal (or Notional)          Certificate                Price
         Class                     Amount(1)                Interest Rate             Percentage
         -----              -----------------------         -------------             ----------
Class A                            $757,916,000                  (2)                    100.00%
Class A-IO                                   (3)                6.00%                   100.00%
Class M1                             44,961,000                  (2)                    100.00%
Class M2                             32,115,000                  (2)                    100.00%
Class B                              12,846,000                  (2)                    100.00%

------------
(1)  These balances are approximate, as described in this prospectus supplement.
(2) Interest will accrue on the Class A, M1, M2 and B Certificates based on one-month LIBOR plus a specified margin, subject to limitation, as described in the prospectus supplement under "Description of the Certificates--Distributions of Interest."
(3) The Class A-IO Certificates are interest-only certificates; they will not be entitled to payments of principal and will accrue interest on their notional amounts, as described in this prospectus supplement. Interest will not be payable on the Class A-IO Certificates after the distribution date in October 2004.